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                               HOGAN & HARTSON
                                    L.L.P.

                                COLUMBIA SQUARE
                           555 THIRTEENTH STREET, NW
                           WASHINGTON, DC 20004-1109
                              TEL (202) 637-5600

                              FAX (202) 637-5910


                               January 30, 1997


Board of Directors
St. Paul Bancorp, Inc.
6700 West North Avenue
Chicago, Illinois 06035

Ladies and Gentlemen:

          We are acting as special counsel to St. Paul Bancorp, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to an offering of up to $100,000,000 in principal amount of Senior Notes due 2004 (the "Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601 (b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.   An executed copy of the Registration Statement.

          2. The form of Indenture, filed as Exhibit 4.1 to the Registration Statement (the "Indenture").

          3. The Form of Supplemental Indenture (including the form of senior notes to be issued pursuant thereto and referred to below as the "Supplemental Indenture") filed as Exhibit 4.2 to the Registration Statement.

          4. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.
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HOGAN & HARTSON L.L.P

Board of Directors
St. Paul Bancorp, Inc.
January 30, 1997
Page 2


          5. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          6. The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Keefe, Bruyette & Woods, Inc. and ABN AMRO Chicago Corporation will act as representatives, filed as Exhibit 1.0 to the Registration Statement (the "Underwriting Agreement").

          7. Resolutions of the Board of Directors of the Company adopted on December 16, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect relating to the issuance and sale of the Notes and arrangements in connection therewith.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.


          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware and the contract law of the State of Illinois (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Illinois). We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) final action of the Board of Directors of the Company (or a duly appointed pricing committee thereof) approving the price of the Notes; (ii) due execution and delivery by the Company of the Underwriting Agreement, the Indenture, Supplemental Indenture and the Notes; (iii) effectiveness of the Registration Statement; (iv) issuance of the Notes pursuant to the terms of the Underwriting Agreement, and the Indenture and Supplemental Indenture; and (v) receipt by the Company of the consideration for the Notes specified in the resolutions of the Board of Directors, the Notes will constitute binding obligations of the Company enforceable in accordance with their terms, except as may be limited
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HOGAN & HARTSON L.L.P

Board of Directors
St. Paul Bancorp, Inc.
January 30, 1997
Page 3


by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

          The opinion expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.0 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                             Very truly yours,

                                             HOGAN & HARTSON L.L.P.